Exhibit 107
FILING FEE TABLE
FORM S-8
(Form Type)

TUTOR PERINI CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share	Rule 457(c) and 457(h)	2,000,000	$56.17	$112,340,000.00	0.00015310	$17,199.25

Total Offering Amounts					$112,340,000.00		$17,199.25

Total Fee Offsets							$—

Net Fee Due							$17,199.25

(1)In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement on Form S-8 shall be deemed to cover any additional shares of common stock, par value $1.00 per share (“Common Stock”), of Tutor Perini Corporation (the “Company”) that may from time to time be offered or issued under the amended and restated Tutor Perini Corporation Omnibus Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends, share combinations or similar recapitalizations or transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)Consists of 2,000,000 shares of Common Stock that became authorized for issuance pursuant to the Plan, which was amended and restated by the Company’s Board of Directors on March 12, 2025 and approved by the Company’s shareholders at the Company’s annual meeting of shareholders held on May 15, 2025.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on August 15, 2025.